Unaudited Pro Forma Condensed Combined Statements of Operations	Exhibit 99.1

	Historical
	Plug Power Six-months ended June 30, 2003	H Power Six-months ended May 31, 2003 (i)	Pro forma Adjustments		Pro forma Combined
Revenue
Product and service revenue	$4,178,594	$408,173	$(408,173	)(1)	$4,178,594
Research and development contract revenue	1,877,935	163,140	(163,140	)(1)	1,877,935

Total revenue	6,056,529	571,313	(571,313)		6,056,529

Cost of revenue and expenses
Cost of revenues	5,106,858	1,160,851	(1,160,851	)(1)	5,106,858
In-process research and development	3,000,000	—	—		3,000,000
Research and development expense:
Noncash stock-based compensation	514,792	—	—		514,792
			687,500	(2)
Other research and development	20,029,640	2,300,375	(495,484	)(3)	22,522,031
General and administrative expense:
Noncash stock-based compensation	104,676	—	—		104,676
Other general and administrative	3,289,082	5,726,991	(166,435	)(4)	8,849,540

Operating loss	(25,988,519)	(8,616,904)	563,957		(34,041,368)

Interest income, net	359,821	137,088	—		496,909

Loss before equity in losses of affiliates	(25,628,698)	(8,479,816)	563,957		(33,544,459)
Equity in losses of affiliates	(965,088)	—	—		(965,080)

Net loss	$(26,593,786)	$(8,479,816)	$563,957		$(34,509,539)

Loss per share:
Basic and diluted	$(0.47)				$(0.57)

Weighted average number of common shares outstanding	56,040,409	8,950,113	(4,226,442)		60,764,080

(i)	The six-month period ended May 31, 2003 as presented for H Power was derived from H Power's results from operation from December 1, 2002 to March 25, 2003, the date of acquisition. See accompanying notes to pro froma information.

See accompanying notes to pro forma information